EXHIBIT 99.2

Prothena Announces Appointment of Dr. Gene G. Kinney as President, Chief Executive Officer and Director

DUBLIN, Ireland, Oct. 3, 2016 -- Prothena Corporation plc (Nasdaq:PRTA), a late-stage clinical biotechnology company focused on the discovery, development and commercialization of novel protein immunotherapies, announced today that Gene Kinney, PhD has been appointed President and Chief Executive Officer of Prothena. Dr. Kinney has also been appointed to Prothena’s Board of Directors. The appointments come following the passing of Prothena’s Co-founder, President and CEO, Dr. Dale B. Schenk on September 30, 2016.
“Gene is a well-known and highly respected biotechnology executive who is uniquely qualified to lead Prothena,” stated Lars G. Ekman, MD, PhD, Chairman of the Prothena Board of Directors. “He has worked closely with Dale for many years and leads an extremely experienced and talented team. While we share their great sadness at the loss of our friend Dale, we are confident that the strategy established by the Board of Directors and management team under Dale’s leadership will be advanced, and that the team will continue to work closely with Prothena’s employees, scientific collaborators and investors to forward the mission of delivering meaningful therapeutics to treat devastating diseases.”
“All of us at Prothena are extremely saddened by the loss of our co-founder and friend Dale,” stated Dr. Kinney. “Our team of incredibly talented employees will work every day to honor Dale’s memory through a continued commitment to our core values of courage, creativity and selflessness; Dale embodied these values and they drive our passion for developing important new therapies for patients. Prothena was founded on Dale’s clear and compelling vision of advancing new medicines for dire and often untreatable diseases and we continue to be inspired by, and find purpose in, this vision. We will always be profoundly grateful for his friendship and leadership. Of course, during this time our thoughts are with Dale’s family and we will do everything we can to support them.”
Dr. Kinney worked with Dr. Schenk since 2009, first at Elan and then at Prothena when the Company spun out of Elan in 2012 as a preclinical stage company and has since established itself as an integrated research, development and commercial biotechnology company. As a founding member of Prothena’s leadership team, Dr. Kinney was Head of Research and Development and Chief Scientific Officer and led the team responsible for advancing a robust pipeline into late-stage clinical development as well as generating novel antibody targets in discovery. Dr. Kinney was recently named Chief Operating Officer of Prothena and had been leading the Company since Dr. Schenk began a medical leave of absence.
Prior to joining Prothena, in positions of increasing scope, Dr. Kinney has held responsibility for overseeing portfolio strategy, leading R&D teams, and supporting commercial product launches. Dr. Kinney was Senior Vice President of Pharmacological Sciences at Elan Pharmaceuticals, Inc. and held several senior R&D positions not only at Elan, but also Janssen Alzheimer Immunotherapy R&D, Merck Research Laboratories and Bristol-Myers Squibb, and was an Assistant Professor at the Emory University School of Medicine. Dr. Kinney earned his B.A. from Bloomsburg University and his M.A. and Ph.D. from Florida Atlantic University.

About Prothena
Prothena Corporation plc is a global, late-stage clinical biotechnology company seeking to fundamentally change the course of progressive diseases with its clinical pipeline of novel therapeutic antibodies. Fueled by its deep scientific understanding built over decades of research in protein misfolding and cell adhesion - the root causes of many serious or currently untreatable amyloid and inflammatory diseases - Prothena is establishing a fully integrated research, development and commercial focus and has advanced several drug candidates into clinical studies while pursuing discovery of additional novel therapies. Our pipeline of antibody-based product candidates targets a number of potential indications including AL amyloidosis (NEOD001), Parkinson's disease and other related synucleinopathies (PRX002), inflammatory diseases, including psoriasis and psoriatic arthritis (PRX003), and ATTR amyloidosis (PRX004). For more information, please visit the company's website at www.prothena.com.

Contacts:

Investors: Tran Nguyen, CFO
650-837-8535, IR@prothena.com

Media: Ellen Rose, Head of Communications
650-922-2405, ellen.rose@prothena.com